INDEPENDENT AUDITORS' REPORT

We consent to the incorporation by reference in the Registration Statement of The Macerich Company on Form S-8 relating to The Macerich Property Management Company Profit Sharing Plan of our report dated July 29, 1998 on our audit of the Statement of Revenues and Certain Expenses of Westside Pavilion for the year ended December 31, 1997, appearing in Form 8-K/A of The Macerich Company dated September 11, 1998.

/s/ Deloitte & Touche LLP

December 30, 1998
Chicago, Illinois